STOCKHOLDER AGREEMENT


               STOCKHOLDER AGREEMENT, dated September 2, 1998 (this "Agreement") by Kansas City Southern Industries, Inc., a Delaware corporation ("KCSI"), and DST Systems, Inc., a Delaware corporation ("DST").

               WHEREAS, DST, DST Acquisitions, Inc., a Delaware corporation ("DST Acquisitions") and a wholly-owned subsidiary of DST, and USCS International, Inc., a Delaware corporation ("USCS") are entering into an Agreement and Plan of Merger, dated as of September 2, 1998 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of the Common Stock, par value $.05 per share, of USCS ("USCS Common Stock") not owned directly or indirectly by DST or USCS, will be converted into shares of Common Stock, par value $.01 per share, of DST ("DST Common Stock");

               WHEREAS, KCSI currently owns 20,263,426 shares of DST Common Stock (such shares of DST Common Stock, together with any other shares of capital stock of DST acquired by KCSI after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

               WHEREAS, as a condition to its willingness to enter into the Merger Agreement, USCS has required that DST obtain this Agreement from KCSI, and at the request of DST and in consideration of DST and USCS entering into the Merger Agreement, and in reliance on the facts that DST has conducted a due diligence investigation of USCS and that DST is satisfied with such investigation, KCSI has agreed to enter into this Agreement; and

               WHEREAS, KCSI intends to transfer the Subject Shares to its wholly owned subsidiary, FAM Holdings, Inc. ("FAM"), and KCSI contemplates spinning off FAM by distributing shares of FAM stock to KCSI shareholders (the "Spin-off") and DST and KCSI do not want the Spin-off to adversely affect the contemplated accounting treatment of the Merger.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

               1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

                    (a) "Closing Date" shall mean the day on which the Merger takes place.

                    (b) "Merger" shall mean the merger of DST Acquisitions into USCS pursuant to the terms and conditions of the Merger Agreement.

               2. COVENANTS OF KCSI. Until the termination of this Agreement in accordance with Section 6 hereof, KCSI agrees that:

                    (a) at the stockholders meeting of DST (or at any adjournment thereof) or in any other circumstances upon which a stockholder vote, consent or other approval of the Merger or the Merger Agreement is sought, KCSI shall vote (or cause to be voted) all of the Subject Shares it then owns in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof;

                    (b) If, at any time which is more than 30 days prior to the Closing Date, KCSI sells or otherwise transfers, in one or a series of transactions, more than 4.5 million shares of the Subject Shares to a single purchaser or transferee, KCSI shall, as a condition to such transfer or sale, require such purchaser or transferee to execute an "Affiliate's Agreement" in the same form as other affiliates of DST have signed as required by the Merger Agreement.

               3. THE SUBJECT SHARES. KCSI represents and warrants to DST that (i) KCSI is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, (ii) KCSI does not own, of record or beneficially, any shares of capital stock of DST other than the Subject Shares and (iii) KCSI has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as imposed by federal and state securities laws and except as contemplated by this Agreement.

               4.   DISPOSITION OF SUBJECT SHARES AND SPIN-OFF.

                    (a) During the period beginning on the date that KCSI receives written notice from DST that the Closing Date is reasonably expected to occur 30 days from the date of such notice, KCSI will not sell, transfer or otherwise dispose of, or reduce any risk relative to (collectively "Restricted Actions"), the Subject Shares which it then owns until after the earlier of (i) such time as results covering at least 30 days of post-Closing Date operations of DST (including the combined operations of USCS) have been published by DST in any public filing or announcement which includes such results of operations or (ii) 60 days from the Closing Date. Restricted Actions shall include, but are not limited to, the setting of a record date for the Spin-off that is within the period described in the preceding sentence or consummating the Spin-off.

                    (b) Notwithstanding the provisions of Section 4(a) above, KCSI may consummate the Spin-off prior to the Closing Date, and if KCSI does consummate the Spin-off prior to the Closing Date, DST agrees that the Closing Date shall not occur until at least 30 days following consummation of the Spin-off. Section 4(a) shall continue to apply to any actions of KCSI described in Section 4(a) other than the Spin-off. However, if the Closing Date has not occurred, and KCSI has not consummated the Spin-off, by November 20, 1998, and if DST has notified KCSI in writing on or within two days prior to November 20, 1998 that DST reasonably expects the Closing to occur by December 31, 1998, KCSI will not consummate the Spin-off during the period of November 20, 1998 through January 1, 1999, KCSI shall continue to be subject to the requirements of Section 4(a) above, and DST will use its reasonable best efforts to cause the Closing Date to occur as soon after November 20, 1998 as reasonably possible. Notwithstanding the immediately preceding sentence, if KCSI has set a record date prior to November 20, 1998, it may consummate the Spin-off during the period from November 20 to November 30, 1998 provided the Closing has not occurred during such period and prior to the Spin-off. If neither the Closing Date nor the Spin-off occur during the period from November 20, 1998 through December 31, 1998, KCSI shall continue to be subject to the requirements of Section 4(a) after December 31, 1998 for the term of this Agreement.

                    (c) For purposes of this Agreement, the Spin-off shall be deemed to "occur" or to have been "consummated" on the date which the shares of FAM are distributed to the KCSI shareholders.

               5. Notwithstanding any other provision of this Agreement to the contrary, KCSI may prior to the Spin-off at any time sell or transfer any part or all of the Subject Shares to FAM and/or any other direct or indirect wholly-owned subsidiary of KCSI, subject to FAM's written agreement to assume and to be bound by this Agreement.

               6. TERMINATION. The obligations of KCSI and DST hereunder shall terminate upon the earlier of (a) the termination of the Merger Agreement pursuant to its terms, or (b) 60 days following the Closing Date, or (c) March 15, 1999.

               7. SUCCESSORS AND ASSIGNS BOUND. Any successor or assignee of KCSI shall be bound by the terms hereof, and KCSI shall take any and all actions necessary to obtain the written confirmation from such successor or assignee that it is bound by the terms hereof.

               8.   DST represents and warrants to KCSI as follows:

                    (a)  The exchange ratio under the Merger Agreement is
               0.62 shares of DST Common Stock for each share of USCS Common Stock;

                    (b) Not more than 15,518,000 shares of DST Common Stock will be issued pursuant to the Merger Agreement in exchange for USCS Common Stock (which number assumes that all outstanding options on USCS Stock were exercised prior to the Closing Date), and not more than 1,600,000 shares of DST Common Stock will be substituted for USCS Common Stock under USCS option agreements; and

                    (c) The principal stockholder of USCS (owning approximate 33% of USCS Common Stock) will execute an agreement making (x) a commitment substantially the same as KCSI's commitments in Section 2 hereof and (y) agreeing to restrict transactions involving USCS Common Stock substantially similar to KCSI's commitments in Section 4(a) hereof.

               9. If KCSI determines that it desires for its Board of Directors, within the period described in the first sentence of
          Section 4(a) hereof (the "Restricted Period") to declare the dividend to effectuate the Spin-off, it will notify DST at least 10 days in advance of such declaration. If, prior to such declaration DST provides KCSI, from counsel reasonably acceptable to KCSI, an opinion that states that there is a reasonable likelihood that such declaration within the Restricted Period would prevent accounting for the Merger as a pooling, KCSI agrees that it will not make such declaration within the Restricted Period.

               10. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

               11. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both KCSI and DST.

               12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

               13. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                    KANSAS CITY SOUTHERN INDUSTRIES, INC.


                                     By  /s/ Landon H. Rowland
                                         -------------------------------
                                         Name:
                                         Title


                                    DST SYSTEMS, INC.

                                      By  /s/ Kenneth V. Hager
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                                          Name:
                                          Title